Exhibit 99.1

FINANCIAL CONTACT: JIM AUSTIN 864-679-9070

MEDIA CONTACT: EDDIE TERRELL 864-679-9016

WEB SITE: www.greenvillefirst.com

Greenville First changes its name to Southern First

Greenville, SC,   July 2, 2007 - Today, Greenville First Bancshares, Inc., holding company for Greenville First Bank, N.A., announced its name change to Southern First Bancshares, Inc.  Greenville First Bank, N.A. has become Southern First Bank, National Association, and the company's stock symbol, previously GVBK, will now be SFST.

"With our expansion into the Columbia, SC market, we will introduce the name Southern First as the official name of our holding company and bank," stated Art Seaver, Chief Executive Officer of the company.  "The name provides consistency for any future markets and capitalizes on the pineapple logo that has become synonymous with Greenville First.  We will continue to operate under the Greenville First name in our Greenville market."